UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DUPONT FABROS TECHNOLOGY, INC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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1212 New York Avenue, NW, Suite 900

Washington, D.C. 20005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2008

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of DuPont Fabros Technology, Inc. (the “Company,” “we,” “our” or “us”) on May 20, 2008, at 9:00 a.m., local time, at the Hilton Garden Inn, 815 14th Street N.W., Washington, D.C. 20005 to consider and take action on the following:

1.	To elect seven members to the Board of Directors for a term of one year each;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 20, 2008, as the record date for determining the stockholders entitled to notice and to vote at our Annual Meeting. Only stockholders of record as of the close of business on March 20, 2008, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. You may vote by mail by completing and returning the enclosed proxy in the envelope provided. Please see the attached proxy statement for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Company’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please complete, sign, date and return the enclosed proxy card to vote your shares by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Lammot J. du Pont

Executive Chairman of the Board and Secretary

Washington, D.C.

April 8, 2008

i

ii

DUPONT FABROS TECHNOLOGY, INC.

1212 New York Avenue, NW, Suite 900

Washington, D.C. 20005

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hilton Garden Inn, 815 14th Street N.W., Washington, D.C. 20005 on May 20, 2008, at 9:00 a.m., local time, and at any adjournment and postponement thereof. Our Board of Directors is requesting that you allow your shares to be represented and voted at the Annual Meeting by the proxies named on the enclosed card. This proxy statement and the accompanying proxy card were first sent to stockholders on or about April 8, 2008.

The mailing address of our principal executive offices is 1212 New York Avenue, NW, Suite 900, Washington, D.C. 20005. We maintain an internet website at www.dft.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

The Company will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, proxies may be solicited by the Directors, Officers and employees of the Company, for no additional compensation, by telephone, personal interviews or otherwise. Banks, brokers or other nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The principal purposes of the Annual Meeting are to: (1) elect seven members to the Board of Directors; (2) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year; and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your shares by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. If the proxy card is signed, dated and returned, but voting directions are not made, the proxy will be voted “for” each of the seven Director nominees and in such manner as the proxy holders named on the enclosed proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy

If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing a proxy card with a later date and by returning it to us at or before our Annual Meeting; or

•

by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on March 20, 2008, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 20, 2008, we had outstanding 35,455,936 shares of common stock (the “common stock”). On all matters to come before the Annual Meeting, each holder of our common stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.

The representation in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting is necessary for a quorum. If you have returned valid proxy instructions or if you hold your common stock in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting until a quorum has been obtained.

The vote of a plurality of all the votes cast at the Annual Meeting, at which a quorum is present, is necessary for the election of a Director. There is no cumulative voting in the election of Directors. The vote of a majority of all the votes cast at the Annual Meeting, at which a quorum is present, is necessary to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year. The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for approval of any other business that may properly come before the Annual Meeting.

For purposes of the election of Directors and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year, abstentions will not be counted as votes cast and will have no effect on the result of either vote, although they will be considered present for the purpose of determining the presence of a quorum.

Under applicable New York Stock Exchange rules (the exchange on which our common stock is traded), brokers, banks or other nominees (collectively referred to herein as “brokers”) holding shares of our common stock for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers, banks or nominees holding shares for a beneficial owner may not receive voting instructions from the beneficial owner and under the NYSE’s rules may not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Because the election of Directors and the ratification of the appointment of an independent registered public accounting firm are routine matters for which specific instructions from beneficial owners are not required under the NYSE’s rules, no broker non-votes will arise in connection with the Annual Meeting.

If you do not provide voting instructions to your broker for our common stock held in nominee or street name, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of Directors, or (2) leave your shares unvoted. As discussed above, if you do not provide specific voting instructions to your broker and your broker returns the signed proxy card, but leaves your shares unvoted, the named proxy holders will vote your shares in their discretion. To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of Directors at seven. The seven persons named below are nominated to serve on the Board of Directors until the 2009 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified. Each nominee is currently a Director of the Company. The Board of Directors has no reason to believe that the persons named below as nominees for Directors will be unable, or will decline to serve, if elected.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the Directors nominated for election at the Annual Meeting:

Name	Principal Occupation	Director Since	Age
Lammot J. du Pont	Executive Chairman of the Board and Secretary of the Company	2007	41
Hossein Fateh	President, Chief Executive Officer and Treasurer of the Company	2007	40
Mark Amin	Vice Chairman of Lionsgate Entertainment	2007	58
Michael A. Coke	Managing Partner of Terreno Capital Partners LLC	2007	40
Thomas D. Eckert	President and Chief Executive Officer of Capital Automotive Real Estate Services, Inc.	2007	60
Frederic V. Malek	Chairman of Thayer Capital Partners and Thayer Lodging Group	2007	71
John H. Toole	Partner with Cooley Godward Kronish LLP	2007	66

Lammot J. du Pont, 41, the co-founder of our Company, has served as Executive Chairman of our Board since our inception. Mr. du Pont, along with Mr. Fateh, co-founded DuPont Fabros Development LLC (“DFD”) in 1997, where he managed, through a variety of entities, the acquisition, development, leasing and management of all of our current properties. Prior to DFD, Mr. du Pont held the position of Analyst and Trust & Estates Representative at JPMorgan from April 1989 to June 1990, the position of Full Committee Staff Member with the U.S. House of Representatives (Committee on Banking & Financial Services) from March 1993 to April 1995, and the position of Special Assistant, Capital Markets Regulatory Reform Project, with the Center for Strategic and International Studies (CSIS) from April 1995 to April 1996. Mr. du Pont earned his B.A. in Economics from Williams College and his M.B.A. from Georgetown University.

Hossein Fateh, 40, the co-founder of our company, has served as our President and Chief Executive Officer and as a Director since our inception. Mr. Fateh, along with Mr. du Pont, co-founded DFD in 1997, where he managed, through a variety of entities, the acquisition, development, leasing and management of all of our current properties. Prior to DFD, from 1990 to 1997, Mr. Fateh held the position of Vice President and was responsible for acquisition, development, leasing, financing and sales for a broad-based Washington, D.C. real estate development company. Mr. Fateh earned his bachelor’s degree in Business Administration from George Washington University and his Master of Science in Finance from George Washington University.

Mark Amin, 58, has served on our Board of Directors since completion of our initial public offering, or IPO. Since 2000, Mr. Amin has served as Vice Chairman of the board of directors of Lionsgate Entertainment (NYSE:LGF), a producer and distributor of motion pictures. Since August 2006, Mr. Amin has also served on the board of directors of JumpTV, which is publicly traded on the Toronto Stock Exchange. In 2001, Mr. Amin founded and has since served as Chief Executive Officer of Sobini Films, a private financier and producer of motion pictures. In 1999, Mr. Amin also founded and has since served as Chairman of CinemaNow, Inc., a provider of feature films through the internet and video-on-demand. In 1985, Mr. Amin founded and, from 1994 to 2000, served as Chairman and Chief Executive Officer of Trimark Pictures, a publicly-traded film production and distribution company that merged with Lionsgate Entertainment in 2000. Mr. Amin earned a B.A. in Economics from the University of Kansas and an M.B.A. from the University of California at Los Angeles.

Michael A. Coke, 40, has served on our Board of Directors since completion of our IPO. In September 2007, Mr. Coke co-founded and has since served as the managing partner of Terreno Capital Partners LLC, a real estate investment management firm. From January 1999 to his retirement in May 2007, Mr. Coke served as Chief Financial Officer and Executive Vice President of AMB Property Corporation, a global developer and owner of industrial real estate focused on major hub and gateway distribution markets throughout North America, Europe and Asia. He also served as AMB’s Chief Accounting Officer from 1998 to 2006. Mr. Coke was a member of AMB’s Investment Committee and was responsible for capital markets, accounting, tax, information systems, dispositions, valuations, risk management and financial planning groups totaling more than 130 officers and associates in five countries. From October 2005 to May 2007, Mr. Coke served as President and Chief Executive Officer of IAT Aviation Facilities, Inc., a listed Canadian Income Trust. From July 1990 to August 1997, Mr. Coke was an auditor with Arthur Andersen LLP. Mr. Coke earned his B.A. in Business Administration and Accounting from California State University at Hayward.

Thomas D. Eckert, 60, has served on our Board of Directors since completion of our IPO. He is the President and Chief Executive Officer of Capital Automotive Real Estate Services, Inc., which owns and manages net-leased real estate used primarily by large automotive retailers and is the operating affiliate of the private entity that acquired Capital Automotive REIT, a publicly-traded company, in December 2005. In October 1997, Mr. Eckert co-founded Capital Automotive REIT and served as its President and Chief Executive Officer from October 1997 through its acquisition in December 2005. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a leading homebuilding firm, serving from 1994 to 1997 as President of Pulte’s Mid-Atlantic Region. Prior to working at Pulte, from 1970 to 1978, Mr. Eckert was a Certified Public Accountant with Arthur Andersen LLP. Since 2004, Mr. Eckert has served as Chairman of the board of directors of The Munder Funds, a mutual fund group, and has been a member of the board since 1995. Mr. Eckert has also served on the boards of Capital Automotive REIT (from February 1998 to December 2005) and Fieldstone Investment Corporation (from November 2003 to June 2007). In addition, Mr. Eckert served on the board of the National Association of Real Estate Investment Trusts from 2004 to 2007. Mr. Eckert earned his Bachelor of Business Administration from the University of Michigan.

Frederic V. Malek, 71, has served on our Board of Directors since completion of our IPO. In 1992, Mr. Malek founded and has since served as the Chairman of Thayer Capital Partners, a Washington D.C.- based merchant bank. In 1991, Mr. Malek founded and has since served as the Chairman of Thayer Lodging Group, a hotel investment company. From late 1989 through June 2007, Mr. Malek served on the board of directors of Northwest Airlines. He also served from late 1989 to 1992 as Northwest Airlines’ President, Co-Chief Executive Officer and Vice Chairman. Mr. Malek has served on the board of directors of CB Richard Ellis (formerly Coldwell banker) since 1989, including as Co-Chairman until 1996, and on the board of directors of Automatic Data Processing Corp. since 1978. Mr. Malek also served on the board of FPL Group from 1989 to 2004, the board of Fannie Mae from 2003 to 2005 and as President of Marriott Hotels from 1981 through mid-1998. Mr. Malek earned his B.S. from the United States Military Academy at West Point and earned his M.B.A. from the Harvard Business School.

John H. Toole, 66, has served on our Board of Directors since completion of our IPO. Mr. Toole is a partner with the law firm Cooley Godward Kronish LLP where he practices real estate and business law. Mr. Toole represents owners, developers and institutional investors in connection with a wide variety of real estate and capital markets transactions related to the acquisition, disposition, ownership, financing, development, construction and leasing of commercial real estate including office, industrial, mixed-use and technology-related projects. Prior to joining Cooley in August 2000, Mr. Toole was a partner with the law firm of McGuireWoods, and its predecessor Boothe, Pritchard & Dudley for 17 years. He is active in the National Association for Industrial and Office Properties (NAIOP) and has served as a member of its national Board of Directors since 2002. Mr. Toole earned his B.S from the McIntire School of Commerce, University of Virginia and his J.D. from Washington College of Law, American University. He is admitted to practice law in Virginia and the District of Columbia.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL ONE.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the year ending December 31, 2008. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Ernst & Young LLP as the independent registered public accounting firm of our company. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. For additional information regarding our independent registered public accounting firm, see “Relationship with Independent Registered Public Accounting Firm” below.

We expect that a representative of Ernst & Young LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Bylaws and Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our Directors be independent. Our Board of Directors has adopted categorical standards to assist the Board of Directors in evaluating the independence of each of the Directors. The guidelines include, and either meet or exceed, the independence requirements of the NYSE listing standards and are available on our website at http://www.dft.com/investor_relations/.

Under the director independence guidelines, the Board must affirmatively determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on independence of a director or nominee that are outside the categories permitted under the director independence guidelines. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material.

Based on these criteria, our Board of Directors has affirmatively determined that each of the following members of our Board of Directors are independent under our Corporate Governance Guidelines, director independence guidelines and NYSE listing standards: Mark Amin, Michael A. Coke, Thomas D. Eckert and Frederic V. Malek. We presently have seven Directors, including these four independent Directors.

Our Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to the Board of Directors, usually at the meeting following such action.

Executive Sessions of Our Non-Management Directors

The non-management Directors of our Board of Directors expect to meet from time to time in executive sessions that exclude members of the management team. Our Board of Directors held one executive session during the period beginning October 24, 2007, the date we completed our IPO, through December 31, 2007. Our Board of Directors has determined that a Lead Independent Director should preside over all meetings of non-management Directors. During these meetings, the Lead Independent Director shall have the power to lead the meeting, set the agenda and determine the information to be provided. The Board of Directors has appointed Frederic V. Malek to serve as the Lead Independent Director to serve until the 2009 annual meeting of stockholders. Stockholders and other interested persons may contact the Lead Independent Director in writing by mail c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, D.C. 20005, Attention: Frederic V. Malek.

Audit Committee

Our Board of Directors has established an Audit Committee, which consists of Messrs. Coke (Chairman), Eckert, and Malek. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for Audit Committee members prescribed under the rules of the Securities and Exchange Commission (the “SEC”), the listing standards of the NYSE and our Bylaws and Corporate Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that Mr. Coke is an “audit committee financial expert” as that term is defined in the

SEC rules. The Audit Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Audit Committee include, among other things:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The Audit Committee met two times during the period of October 24, 2007, through December 31, 2007, and all of the members attended 100% of the meetings, except that Mr. Eckert only attended 50% of the Audit Committee meetings.

For more information, please see “Audit Committee Report” beginning on page 30.

Compensation Committee

Our Board of Directors has established a Compensation Committee which consists of Messrs. Amin (Chairman), Eckert and Malek. Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed above under “—Independence of Our Board of Directors.” The Compensation Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Compensation Committee include, among other things:

•	evaluating the performance and compensation paid by us to our executive officers;

•	administering our incentive plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	producing a report on executive compensation to be included in our proxy statement for our annual meetings.

The Compensation Committee met two times during the period of October 24, 2007, through December 31, 2007, and all of the members attended 100% of the meetings, except that Mr. Eckert only attended 50% of the Compensation Committee meetings.

For more information, please see the “Compensation Committee Report” beginning on page 21.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee which consists of Messrs. Malek (Chairman), Amin and Eckert. Our Board of Directors has determined that each of the Nominating and Corporate Governance Committee members is independent in accordance with the Company’s independence criteria discussed above under “—Independence of Our Board of Directors.” The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•

identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as Directors and recommending a slate of nominees for election as Directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines, including the committee’s selection criteria for Director nominees;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors and our corporate governance;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors; and

•

annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual Directors and reports thereon to the Board of Directors, as required by applicable law, regulations and the NYSE corporate governance listing standards.

The Nominating and Corporate Governance Committee met one time during the period of October 24, 2007 through December 31, 2007, and all committee members, with the exception of Mr. Eckert, attended the meeting.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our Officers, Directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our audit committee will be able to approve any waiver of the code of business conduct and ethics for our Executive Officers or Directors, and any such waiver shall be promptly disclosed. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on our website at www.dft.com, under the section, “Investor Relations, Governance Documents.”

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.dft.com, and these documents are available in print to any stockholder upon request by writing to DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, D.C. 20005, Attention: Lammot J. du Pont, Secretary. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee. The Nominating and Corporate Governance Committee’s charter describes the Committee’s responsibilities, including identifying, reviewing, evaluating and recommending Director candidates for nomination by our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Corporate Governance Committee with respect to identifying and evaluating Director candidates. Both documents are published on the Company’s website at www.dft.com. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Candidate Recommendations and Nominations by Stockholders. The Nominating and Corporate Governance Committee’s charter provides that the committee will consider recommendations of candidates our Board of Directors by stockholders. Stockholders should submit any such recommendations for the consideration of our Nominating and Corporate Governance Committee through the method described under “Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of Directors at the 2009 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2009 Annual Meeting” below.

Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all Director candidates in accordance with the criteria described in our Corporate Governance Guidelines. The Committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board members as well as the composition of the Board of Directors as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board of Directors’ needs.

Communications with Our Board of Directors

Our Board of Directors has approved unanimously a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual Directors in writing c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, D.C. 20005, Attention: Frederic V. Malek. The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and/or any such specified committee or individual Directors.

Stockholder Proposals for Our 2009 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2009 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2009 Annual Meeting of Stockholders, scheduled to be held in May 2009, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before January 8, 2009 for inclusion in our proxy statement and the form of proxy relating to our 2009 Annual Meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after January 8, 2009, for inclusion in our proxy materials for our 2009 Annual Meeting of Stockholders.

Although any stockholder proposals received by us this year will not be included in our proxy statement or proxy card for the 2008 Annual Meeting of Stockholders, stockholder proposals may be included in the agenda for the 2009 Annual Meeting of Stockholders if properly submitted in accordance with our Bylaws. Our Bylaws provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our

Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of the Bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, D.C. 20005, Attn: Lammot J. du Pont, Secretary, not earlier than December 9, 2008, and not later than January 8, 2009, in order to be included in the agenda for our 2009 Annual Meeting of Stockholders. The stockholder filing the notice of nomination must include:

•	as to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on the Company’s stock ledger, and current name and address, if different;

•	the class, series and number of shares of stock of the Company beneficially owned by that stockholder and/or stockholder associated person;

•	a representation that the stockholder giving the notice intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•

to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a Director, or the proposal of other business known on the date of such stockholder’s notice; and

•	all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law.

•	as to each person whom the stockholder proposes to nominate for election as a Director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares of stock of the Company that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•

all other information relating to the person that is required to be disclosed in solicitations of proxies for election of Directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a Director if elected.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the complete text of any resolutions intended to be presented at the annual meeting; and

•	any material interest of the stockholder in such business.

Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information at or connected to our website is not and should not be considered part of this proxy statement.

Director Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held two meetings, including one regularly scheduled quarterly meeting, during the period of October 24, 2007 through December 31, 2007. All incumbent Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during this period, except Mr. Eckert who attended fewer than 75% of the aggregate number of meetings of the Board and committees on which he sits.

The Company has a policy that Directors attend the Annual Meeting of Stockholders. The 2008 Annual Meeting of Stockholders will be our first annual meeting of stockholders.

Involvement in Certain Legal Proceedings

On August 12, 2004, Mr. Malek and Thayer Capital Partners, of which Mr. Malek is Chairman, consented to the entry of an order by the SEC making findings and imposing civil monetary penalties and cease-and-desist orders for violating certain provisions of the Securities Act and the Investment Advisers Act of 1940. The order resulted from an investment made by a pension fund in a private equity fund affiliated with Thayer Capital in which Thayer failed to disclose to the investor the payment of a consulting fee. The order did not bar Mr. Malek or Thayer Capital Partners from the securities or investment advisory industries, and Mr. Malek and Thayer Capital Partners did not admit or deny the findings. Our Board of Directors believes that nothing in the order is reflective of Mr. Malek’s character or ability to serve as a Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

In connection with our formation transactions, Messrs. du Pont, Fateh, Monroe, Amin, Malek and Toole or entities controlled by them, exchanged membership interests in the entities that contributed property and other interests to us for units of limited partnership interest (“OP units”) in our operating partnership, DuPont Fabros Technology, L.P. (our “OP”) and cash, as described below:

Lammot J. du Pont. Mr. du Pont and certain of his affiliates received aggregate consideration of $196.2 million, consisting of 7,580,093 OP units and $37.0 million in cash, with respect to their interests in certain property-holding entities that were contributed to or merged with our operating partnership (the “OP”) (or its subsidiaries). Mr. du Pont and certain of his affiliates also received consideration of $79.2 million, consisting of 3,770,081 OP units, with respect to their interests in certain property management, development, leasing, asset management and technical services agreements and arrangements that were contributed to our OP.

Hossein Fateh. Mr. Fateh and certain of his affiliates received aggregate consideration of $174.1 million, consisting of 6,526,451 OP units and $37.0 million in cash, with respect to their interests in certain property-holding entities that were contributed to or merged with our OP (or its subsidiaries). Mr. Fateh and certain of his affiliates also received aggregate consideration of $79.2 million, consisting of 3,770,081 OP units, with respect to their interests in certain property management, development, leasing, asset management and technical services agreements and arrangements that were contributed to our OP.

Jeff L. Monroe. Mr. Monroe and certain of his affiliates received aggregate consideration of $2.8 million, consisting of 26,652 OP units and $2.2 million in cash, with respect to their interests in certain property-holding entities that were contributed to or merged with our OP (or its subsidiaries). Mr. Monroe and certain of his affiliates also received aggregate consideration of $14.7 million, consisting of 503,366 OP units and $4.2 million in cash, with respect to their interests in certain property management, development, leasing, asset management and technical services agreements and arrangements that were contributed to our OP.

Mark Amin. Mr. Amin and certain of his affiliates received aggregate consideration of $1.4 million, consisting of 68,530 OP units, with respect to their interests in certain partnerships or limited liability companies which owned and managed, directly or indirectly, certain properties that were contributed to us in connection with our formation transactions.

Frederic V. Malek. Mr. Malek and certain of his affiliates received aggregate consideration of $14.5 million, consisting of 589,946 OP units and $2.1 million in cash, with respect to their interests in certain partnerships or limited liability companies which owned and managed, directly or indirectly, certain properties that were contributed to us in connection with our formation transactions.

John H. Toole. An affiliate of Mr. Toole received aggregate consideration of $1.5 million, consisting of 72,292 OP units, with respect to its interests in certain partnerships or limited liability companies which owned and managed, directly or indirectly, certain properties that were contributed to us in connection with our formation transactions.

Partnership Agreement

Concurrently with the completion of our IPO, we entered into a limited partnership agreement with the various limited partners of our OP, of which we are the general partner. Messrs. du Pont and Fateh, and entities controlled by them, own an aggregate of approximately 32.1% of the limited partnership interests of our OP. As described above, Messrs. Monroe, Amin, Malek and Toole are also limited partners of our OP. Pursuant to the limited partnership agreement, persons holding OP units have the right, beginning 12 months after the completion of our IPO, to redeem each of their OP units for cash equal to the then-current market value of one share of common stock, or, at our election, shares of our common stock on a one-for-one basis.

Registration Rights

All holders of OP units, including Messrs. du Pont and Fateh, received registration rights with respect to shares of our common stock that may be issued to them upon redemption of the OP units held by them.

Tax Protection Agreements

Upon completion of our IPO, we entered into tax protection agreements with some of the contributors of the initial properties including Messrs. du Pont and Fateh. Pursuant to the terms of these agreements, if we dispose of any interest in ACC2, ACC3, VA3, VA4 or CH1 that generates more than a certain allowable amount of built-in gain for the contributors, as a group, in any single year through 2016, we will indemnify the contributors for tax liabilities incurred with respect to the amount of built-in gain and tax liabilities incurred as a result of the reimbursement payment. The required indemnification will decrease ratably over the course of each year of tax protection by 10% of the estimated tax on the built-in gain, declining to zero by the end of 2016. The aggregate built-in gain on the initial properties upon completion of this offering is estimated to be approximately $750.0 million. Any sale by us that requires payments to Messrs. du Pont or Fateh pursuant to these agreements requires the approval of at least 75% of the disinterested members of our Board of Directors. In addition, these investors will be given the opportunity to guarantee a portion of our OP’s indebtedness to provide them with certain tax protection, and we will agree to indemnify them in certain circumstances for any tax liability that they may incur.

Indemnification Agreements With Our Executive Officers and Directors

We have entered into an indemnification agreement with each of our Executive Officers (with the exception of Mr. Monroe) and Directors that specify circumstances and procedures under which these individuals are entitled to indemnification from the Company.

Indemnification Agreement Related to Certain Environmental Liabilities

Messrs. du Pont and Fateh have agreed to personally indemnify us against any and all direct or indirect claims, liabilities, damages and penalties, which may at any time arise, be imposed upon, incurred by or asserted against us during the period ending October 24, 2010 as a result of the alleged violations cited in the notices of violation issued by Virginia Department of Environmental Quality on October 5 and 19, 2007, and have set aside, as partial collateral for these obligations, certain funds accruing for the account of the former members of the entity that contributed VA4, one of our Northern Virginia facilities, to our company.

Services Performed by Affiliates of Messrs. du Pont and Fateh

Messrs. du Pont and Fateh are co-owners of certain entities that have historically provided our predecessor and properties acquired by us in connection with our formation transactions (the “Acquired Properties”) with property management, development and leasing and asset management services. Although we are not a party to these arrangements and are not obligated to pay these fees, $26.5 million, $20.2 million and $17.7 million of these fees were incurred by our predecessor and our Acquired Properties for the years ended December 31, 2007, 2006 and 2005, respectively. In connection with the formation transactions, we acquired various rights that permitted us to internalize these functions and we are no longer obligated to make these payments to Messrs. du Pont and Fateh.

Leasing Arrangements

As of December 31, 2007, we leased 6,757 square feet of office space at 1212 New York Avenue in Washington, D.C., an office building owned by entities affiliated with Messrs. du Pont and Fateh. Under the terms of the lease, which expires on September 17, 2009, we are required to pay $21,535 per month in rent until September 17, 2008, and then $22,181 per month until the end of the lease in addition to our pro rata share of any increase in real estate taxes over the base year. We have four options to renew for periods of five years each. In

February 2008, we amended this lease to add an additional 2,580 square feet of leased space for an additional $7,993 per month in rent. The additional space is under lease until September 2014 and the amount of rent increases 3% per year for the term of the lease. We believe that the terms of this lease are fair and reasonable and reflect the terms we could expect to obtain in an arm’s length transaction for comparable space elsewhere in Washington, D.C.

Outside Business Interests

Messrs. du Pont and Fateh own interests in non-data center real estate assets that were not contributed to us in our formation transactions, including, among other investments, the office building where our corporate headquarters is located, approximately 40 acres of undeveloped land outside of Phoenix, Arizona and an aggregate of approximately 510 acres of undeveloped land in Northern Virginia. The office building is managed by an unaffiliated third party and Messrs. du Pont and Fateh are not currently engaged in any development projects with respect to the land. Pursuant to the terms of our employment agreements with Messrs. du Pont and Fateh, each has agreed to devote substantially all of his business attention and time to our affairs. Messrs. du Pont and Fateh have also agreed during their employment with us not to sell any of this land to a competitor of our company, as determined by at least 75% of our Independent Directors. Any purchase by us of the undeveloped land held by Messrs. du Pont and Fateh would require the approval of at least 75% of our Independent Directors. In addition, we entered into non-competition agreements with Messrs. du Pont and Fateh pursuant to which each of them agreed not to compete with us.

Other Information About Transactions With Related Persons

Certain of Mr. Fateh’s immediate family members, either directly or through entities in which they hold interests, received an aggregate of 2,076,447 OP units in consideration of their interests in the properties that were contributed to us in connection with the formation transactions. Certain of Mr. du Pont’s immediate family members, either directly or through entities in which they hold interests, received an aggregate of 1,228,664 OP units in consideration of their interests in the properties that were contributed to us in connection with the formation transactions.

Related Party Transactions Policy and Procedure

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including the rules and regulations of the SEC. The Audit Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Other than as described above under the caption “Leasing Arrangements,” no such transactions occurred during the period of October 24, 2007, through December 31, 2007.

COMPENSATION OF DIRECTORS

The following table presents information relating to total compensation of our Directors for the year ended December 31, 2007. Lammot J. du Pont, our Executive Chairman of the Board and Secretary, Hossein Fateh, our President, Chief Executive Officer and Treasurer, and John H. Toole, a non-independent Director, receive no compensation for their service on the Board of Directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
Lammot J. du Pont	—	—	—	—	—	—	—
Hossein Fateh	—	—	—	—	—	—	—
Mark Amin	$15,250	$40,005	—	—	—	—	$55,255
Michael A. Coke	$14,500	$40,005	—	—	—	—	$54,505
Thomas D. Eckert	$9,000	$40,005	—	—	—	—	$49,005
Frederic V. Malek	$19,125	$40,005	—	—	—	—	$59,130
John H. Toole	—	—	—	—	—	—	—

(1)	Represents the portion of the director’s annual retainer allocable to the period of October 24, 2007 to December 31, 2007, together with meeting fees for meetings attended during that period.
(2)	In accordance with SFAS No. 123(R), the amounts in this column reflect the compensation expense for our Directors recognized in the Company’s audited financial statements for the year ended December 31, 2007. Assumptions used in the calculation of these amounts are included in Footnote 12 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

Additional Information Regarding Compensation of Directors

Annual Fees and Equity Awards. As compensation for serving on our Board of Directors in 2007, each of our independent Directors received an initial, fully vested grant of 1,905 shares of our common stock and a $40,000 annual cash retainer for services as a Director. In 2007, each Director was also entitled to receive a fee of $1,500 for each board and committee meeting attended in person and $500 for each board meeting attended telephonically where the board member was not reasonably able to attend in person.

Independent Directors will receive an annual, fully vested grant of shares in the amount of $40,000 in 2008 for service on our Board of Directors. Directors who serve as the chair of one of our committees will receive an additional annual cash retainer of $16,000, in the case of our audit committee, and $12,000 in the case of each of the compensation and nominating and corporate governance committees. Our Lead Independent Director will receive an annual cash retainer of $50,000 starting in 2008. Fees payable to independent Directors for service on our Board in 2008 will remain unchanged from 2007 levels.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, Directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the New York Stock Exchange. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by these persons during 2007.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2007. Mr. Monroe failed to timely file one Form 4 that reported both the acquisition of (i) OP Units in connection with the Company’s formation transactions and (ii) LTIP Units in connection with the Company’s 2007 Equity Compensation Plan. These transactions have since been reported and all transactions are reflected in this proxy statement.

EXECUTIVE OFFICERS

Executive Officers

The following table contains information regarding the executive officers and of the Company. These officers are appointed annually by the Board of Directors and serve at the Board’s discretion.

Name	Age	Position
Lammot J. du Pont	41	Executive Chairman of the Board and Secretary
Hossein Fateh	40	President, Chief Executive Officer and Treasurer
Steven G. Osgood	51	Executive Vice President and Chief Financial Officer
Jeff L. Monroe	41	Executive Vice President of Strategy & Business Development
Jeffrey H. Foster	45	Chief Accounting Officer

For information on Messrs. du Pont and Fateh, please see their respective biographical descriptions provided above under the caption “Proposal 1: Election of Directors—Nominees for Election as Directors.”

Steven G. Osgood, 51, has served as our Executive Vice President and Chief Financial Officer since July 2007. From April 2006 to January 2007, Mr. Osgood served as Chief Financial Officer of Global Signal, Inc. (NYSE: GSL), a Sarasota, Florida-based REIT that owned, leased or managed approximately 11,000 towers and other wireless sites. Global Signal was acquired by Crown Castle International Corp (NYSE: CCI) in January 2007. Prior to Global Signal, Mr. Osgood served as President and Chief Financial Officer of U-Store-It Trust (NYSE: YSI) from the company’s initial public offering in October 2004 through April 2006. Mr. Osgood was primarily responsible for all aspects of finance and accounting, including the negotiation and arrangement of debt financing for the development and acquisition of real estate, overall company financial budgeting, and corporate operations and administration. Mr. Osgood served as the Chief Financial Officer of the Amsdell Companies, the predecessor of U-Store-It, from 1993 until 2004. Prior to joining the Amsdell Companies, he was Vice President and Controller of the commercial property management division of Forest City Enterprises, Inc., a publicly-traded real estate company, from 1989 to 1993. Mr. Osgood is a former Certified Public Accountant and was a member of the auditing staff of Touche Ross & Co. from 1978 to 1982. He earned a B.S. in Business from Miami University of Ohio and an M.B.A. from the University of San Diego. On February 29, 2008, the Company announced that the one-year employment agreement between the Company and Mr. Osgood will conclude on its expiration date of July 25, 2008. The Company is presently fielding candidates for the Chief Financial Officer position.

Jeff L. Monroe, 41, has served as our Executive Vice President of Strategy & Business Development since December 2007. From our IPO to December 2007, Mr. Monroe served as our Senior Vice President of Strategy & Business Development. From 2003 to the IPO, Mr. Monroe served as DFD’s Managing Director, where he was responsible for site development, design, acquisition activities and business development. Prior to DFD, Mr. Monroe held the position of Vice President of Real Estate Design & Construction at AboveNet Communications from March 1998 to March 2003. Mr. Monroe has been involved in data center projects for AOL, the National Archives, the NRO, the IRS and the CIA and, in aggregate has assisted in more than $2.0 billion in development projects. He earned a Journeymans License from the IBEW Program in Applied Electrical Engineering & Construction Management.

Jeffrey H. Foster, 45, has served as our Chief Accounting Officer since July 2007. Mr. Foster most recently served as Senior Vice President and Chief Accounting Officer of Global Signal, Inc. (NYSE:GSL) from April 2005 to May 2007. Prior to joining Global Signal, Mr. Foster served from June 2003 to April 2005 as Senior Vice President—Finance and Corporate Controller at Danka Office Imaging (NASDAQ:DANKY). From April 2000 to June 2003 Mr. Foster served as Vice President of Finance at Progress Telecom Corporation, a subsidiary of Progress Energy Corporation (NYSE:PGN), where he also served as Director, Energy Supply Finance from October 1997 to April 2000. Mr. Foster held various positions at GTE Corporation from 1990 to 1997 which included responsibility for SEC reporting for GTE’s eight registrants. Also, he was a member of Arthur Andersen’s auditing staff from 1984 to 1990. Mr. Foster earned a B.S. in Accounting from the University of Florida and a Masters of Accountancy from the University of South Florida. He passed the CPA exam in November 1985.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership as of March 20, 2008, of shares of our common stock and shares of common stock for which OP units, including LTIP units, are redeemable by (1) each of our named executive officers, (2) each of our Directors and (3) all of our Executive Officers and Directors as a group. At March 20, 2008, there were 35,455,936 shares of our common stock outstanding. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, N.W., Washington, D.C. 20005.

Beneficial Owners	Number of Shares and OP Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and OP Units(2)
Lammot J. du Pont(3)	11,571,152	24.7%	17.3%
Hossein Fateh(4)	10,487,449	22.9%	15.7%
Steven G. Osgood(5)	76,429	*	*
Jeff L. Monroe(6)	615,904	1.7%	*
Jeffrey H. Foster	9,469	*	*
Mark Amin(7)	118,035	*	*
Michael A. Coke	11,405	*	*
Thomas D. Eckert	1,905	*	*
Frederic V. Malek(8)	591,851	1.7%	*
John H. Toole(9)	72,292	*	*
All Directors and Executive Officers as a group (10 persons)	23,555,891	40.2%	35.2%

*	Less than 1.0%
(1)	As of March 20, 2008, 35,455,936 shares of our common stock were outstanding. LTIP units, and, beginning on the first anniversary of our IPO, OP units, are redeemable for cash, or at our election, shares of our common stock on a one-for-one basis. Amounts shown for individuals assume that all OP units, including LTIP units, held by the person have been redeemed for shares of our common stock, and amounts for all Executive Officers and Directors as a group assume all OP units, including LTIP units, held by them have been redeemed for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the LTIP units or OP units held by other persons have been redeemed for shares of our common stock.
(2)	As of March 20, 2008, 35,455,936 shares of common stock, 31,162,272 OP units and 341,145 LTIP units were outstanding.
(3)	Includes 11,350,174 OP units and 95,239 fully vested LTIP units held by Mr. du Pont and affiliates of Mr. du Pont. Upon completion our IPO, Mr. du Pont pledged approximately 2,024,286 OP units as collateral to secure his personal guarantee of amounts outstanding under a line of credit for the benefit of two entities controlled by Messrs. du Pont and Fateh.
(4)	Includes 10,296,532 OP units and 95,239 fully vested LTIP units held by Mr. Fateh and affiliates of Mr. Fateh. Upon completion of our IPO, Mr. Fateh pledged approximately 2,024,286 OP units as collateral to secure his personal guarantee of amounts outstanding under a line of credit for the benefit of two entities controlled by Messrs. du Pont and Fateh.
(5)	Includes 35,715 shares of restricted stock that vest on July 24, 2008. Mr. Osgood has voting power but does not have investment power with respect to the unvested shares of restricted stock.
(6)	Includes 530,018 OP units and 85,526 fully vested LTIP units held by Mr. Monroe and affiliates of Mr. Monroe.

(7)	Includes 68,530 OP units held by Mr. Amin and an affiliate of Mr. Amin.
(8)	Includes 589,946 OP units held by Mr. Malek and his affiliates.
(9)	Includes 72,292 OP units held by an affiliate of Mr. Toole, of which he is the majority owner.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge, based upon information available to us in securities filings made by our stockholders with the SEC, beneficial owners of more than 5% of our shares of common stock as of December 31, 2007, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
TPG-Axon Capital Management, LP	1,800,000	(1)	5.1%
Miura Global Management, LLC	3,050,000	(2)	8.6%
AEW Capital Management, L.P.	2,038,400	(3)	5.7%

(1)	Information based on a Schedule 13G filed jointly by TPG-Axon GP, LLC, TPG-Axon Partners GP, L.P., TPG-Axon Partners, LP, TPG-Axon Capital Management, L.P., TPG-Axon Partners (Offshore), Ltd., Dinakar Singh LLC and Dinakar Singh with the SEC on October 27, 2007. The Schedule 13G indicates that TPG-Axon GP, LLC has shared voting and dispositive power as to 1,800,000 shares; TPG-Axon Partners GP, L.P. has shared voting and dispositive power as to 594,000 shares; TPG-Axon Partners, LP has shared voting and dispositive power as to 594,000 shares; TPG-Axon Capital Management, L.P. has shared voting and dispositive power as to 1,800,000 shares; TPG-Axon Partners (Offshore), Ltd. has shared voting and dispositive power as to 1,206,000 shares; Dinakar Singh LLC has shared voting and dispositive power as to 1,800,000 shares; and Dinakar Singh has shared voting and dispositive power as to 1,800,000 shares. Each of TPG-Axon GP, LLC, TPG-Axon Partners GP, L.P., Dinakar Singh LLC and Mr. Singh disclaim beneficial ownership of all of the shares of the shares of common stock reported on this Schedule 13G.
(2)	Information based on Schedule 13G/A filed jointly by Francisco Alfaro, Richard Turnure, Miura Global Management LLC and Miura Global Master Fund, Ltd. with the SEC on December 31, 2007. The Schedule 13G/A indicates that Francisco Alfaro has shared voting and dispositive power as to 3,050,050 shares, Richard Turnure has shared voting and dispositive power as to 3,050,050 shares; Miura Global Management LLC has shared voting and dispositive power as to 3,050,050 shares; Miura Global Master Fund, Ltd has shared voting and dispositive power as to 2,265,000 shares. Each Francisco Alfaro, Richard Turnure, Miura Global Management LLC and Miura Global Master Fund, Ltd. disclaim beneficial ownership of all of the shares of the shares of common stock reported on this Schedule 13G/A except to the extent of his or its pecuniary interest.
(3)	Information based on Schedule 13G filed jointly by AEW Capital Management, L.P., AEW Capital Management, Inc., AEW Management and Advisors, L.P. and AEW Investment Group, Inc. with the SEC on December 31, 2007. The Schedule 13G indicates that each of AEW Capital Management, L.P., AEW Capital Management, Inc., AEW Management and Advisors, L.P. and AEW Investment Group, Inc has sole voting power over 1,437,300 and sole dispositive power over 2,038,400 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Compensation Committee are independent in accordance with the Company’s criteria.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the committee recommends that it be included in this proxy statement.

COMPENSATION COMMITTEE

Mark Amin, Chairman

Thomas D. Eckert

Frederic V. Malek

March 17, 2008

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our compensation programs are designed to align compensation with business objectives and performance, enabling us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success and motivate executive officers to enhance long-term stockholder value. We also strive to design programs to position us competitively among the companies against which we recruit and compete for talent. To meet these objectives, the principal components of executive compensation in 2007 consisted of base salary and equity incentive awards. For 2007, the equity incentive awards were LTIP Units and restricted stock. We believe that long-term stockholder value is best driven by aligning the interests of our executive officers with our stockholders through a focus on equity compensation. We do not have any pension plan for our employees, including our executive officers.

Role of the Compensation Committee

Since the completion of our IPO, the Compensation Committee reviews and approves all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our Chief Executive Officer and other executive officers. While the Compensation Committee expects to periodically assess executive officer and director compensation throughout the year, it expects to conduct a thorough analysis of compensation at the end of each fiscal year with a view toward determining incentive compensation for the prior year and establishing goals for each executive officer for the current year.

Role of Executive Officers and Consultants in Compensation Decisions

While the Compensation Committee determines our overall compensation philosophy and sets the compensation of our Chief Executive Officer and other executive officers, it looks to our Chief Executive Officer to work within the compensation philosophy to make recommendations to the committee with respect to both overall guidelines and specific compensation decisions. Our Chief Executive Officer also provides the Board of Directors and the Compensation Committee with his perspective on the performance of our executive officers as part of the annual personnel review and succession planning discussions. The committee expects to engage compensation consultants on an as-needed basis going forward to assist in these analyses.

2007 Executive Compensation Overview

The independent members of the Company’s Board of Directors became members of the Board upon completion of the IPO and thus were not yet serving as directors, and the Compensation Committee was not yet formed, when the employment agreements between the Company and its executive officers were finalized and these compensation decisions were made. As a result, compensation decisions for 2007 were based primarily on evaluations of compensation at comparable companies together with discussions with the underwriters of our IPO. These decisions were primarily motivated by a desire to focus on equity based compensation. The primary compensation of Messrs. du Pont, Fateh and Monroe comes from returns on their ownership stakes in our company. As significant equity holders, their personal wealth is tied directly to sustained stock price appreciation and performance, which provides direct alignment with stockholder interests. Compensation for 2007 for each of Messrs. du Pont and Fateh was determined pursuant to employment agreements entered into at the time of our IPO; for Mr. Osgood, based on his one-year employment agreement entered into prior to our IPO, and for Mr. Foster, based on our agreement with him as of July 2007. For more information about these arrangements, please see “—Employment Agreements” below.

The Company completed its formation transactions and IPO in October 2007. In connection with these formation transactions and the completion of the Company’s IPO, the Company’s founders, Executive Chairman, Lammot J. du Pont, and President and Chief Executive Officer, Hossein Fateh, as well as our Executive Vice President of Strategy & Business Development, Jeff L. Monroe, received substantial amounts of equity in the Company in the form of OP units in our OP as consideration for their contribution to our OP of their ownership interests in the Company’s predecessor businesses and initial assets. Messrs. du Pont, Fateh and Monroe also received substantial cash payments as part of the consideration they received in these transactions. For more information about the consideration that these executive officers received in these transactions, please see “Certain Relationships and Related Transactions—Formation Transactions.”

In addition, the Company determined to pay base salaries and make grants of awards under the Company’s 2007 Equity Compensation Plan, or the 2007 Plan, to certain of its executive officers, effective upon completion of the Company’s IPO. The awards under the 2007 Plan were granted to recognize these individuals’ efforts on the Company’s behalf in connection with the Company’s formation and the IPO, to provide a retention element to their compensation and to incentivize them to maximize the value of our common stock.

In light of the substantial consideration paid to certain of the Company’s executive officers in connection with the Company’s formation transactions and the grants of awards to these executives under the 2007 Plan upon completion of the IPO pursuant to their employment agreements, no other compensation was paid to these executive officers for 2007.

On December 14, 2007, the Board of Directors appointed Jeff L. Monroe as an executive officer of our Company and granted him an additional LTIP award to recognize his value to our business. We have not entered into an employment agreement with Mr. Monroe.

Executive Officer Compensation

The following is a summary of the elements of and amounts paid under the Company’s compensation plans for fiscal year 2007. Because the Company was only recently formed, meaningful individual compensation information is not available for prior periods.

Annual Base Salary. Base salary is designed to compensate the named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries going forward, the Compensation Committee will consider each executive’s role and responsibility, unique skills, future potential with our company, salary levels for similar positions in the Company’s target market, and internal pay equity.

Annual Cash Bonus. The Compensation Committee expects to design an annual cash bonus program to incentivize the named executive officers at a variable level of compensation based on such individual’s performance. In connection with the annual cash bonus program, the Compensation Committee will determine annual performance criteria that are flexible and that change with the needs of the Company’s business. The annual cash bonus plan will be designed to reward the achievement of specific, pre-established financial and operational objectives. However, the Company’s management has recommended to the compensation committee that no cash or equity bonuses be awarded to Messrs. du Pont, Fateh, Osgood or Monroe for fiscal year 2008 performance.

Under the terms of Mr. Foster’s employment arrangements with us, Mr. Foster is entitled to receive a performance bonus, payable in cash, following the first anniversary of his employment with the Company in July 2008. Mr. Foster’s bonus will fall in a range between 30% and 120% of his base salary, with a target bonus equal to 60% of his base salary. The Compensation Committee will have broad discretion to determine his actual bonus amount within the foregoing range. Management expects that the Compensation Committee will consider a variety of factors in making this bonus determination, including but not limited to Mr. Foster’s contributions to the successful and timely completion of the Company’s IPO, the timely completion and filing of the Company’s annual report on Form 10-K for the year ended December 31, 2007, the timely completion and filing of the Company’s quarterly reports on Form 10-Q for the third quarter of 2007 and the first quarter of 2008, the selection of a suitable vendor and the successful and timely implementation of a suitable accounting software package and the implementation of the appropriate internal accounting controls and procedures at the Company in connection with its compliance with Section 404 of the Sarbanes-Oxley Act, all in a cost-effective manner.

Equity Awards. The Company will provide equity awards in future years pursuant to the 2007 Plan. Equity awards are designed to focus and reward our executive officers on our long-term goals and enhance stockholder value. In determining equity awards, the Company anticipates that the Compensation Committee will take into account the Company’s overall financial performance as well as the performance of individuals.

Retirement Savings Opportunities. All eligible employees are able to participate in the Company’s 401(k) Retirement Savings Plan, or 401(k) Plan. The Company intends to provide this plan to help employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) Plan, employees are eligible to defer a portion of their salary, and the Company, in its discretion, may make a matching contribution and/or a profit sharing contribution. The Company does not intend to provide an option for employees to invest in the Company’s stock through the 401(k) plan.

Health and Welfare Benefits. The Company provides a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and directors and are available to all full-time employees.

Summary Compensation Table

The following table sets forth the actual and annual base salary and other compensation payable to each of our named executive officers during the year ended December 31, 2007. The Company has entered into employment-related arrangements with these executive officers. See “—Employment Agreements.”

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)		Option Awards	Non-Stock Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation		Total
Lammot J. Du Pont, Executive Chariman and Secretary	2007	$41,667	—	$2,800,371	(3)	—	—	—	$30,590	(4)	$2,872,628

Hossein Fateh, President, Chief Executive Officer and Treasurer	2007	$41,667	—	$2,800,371	(5)	—	—	—	$33,838	(6)	$2,875,876

Steven G. Osgood, Executive Vice President and Chief Financial Officer	2007	$41,667	—	$1,500,009	(7)	—	—	—	$13,773	(8)	$1,555,449

Jeff L. Monroe, Executive Vice President of Strategy and Business Development	2007	$31,667	—	$1,576,752	(9)	—	—	—	—		$1,608,419

Jeffrey H. Foster, Chief Accounting Officer	2007	$37,500	—	$550,011	(10)	—	—	—	—		$587,511

(1)	Amounts represent portion of annual base salary allocable for the period October 24, 2007 through December 31, 2007.
(2)	Amount represents the compensation expense associated with these awards, calculated in accordance with SFAS No. 123(R).
(3)	Pursuant to the terms of Mr. du Pont’s employment agreement, Mr. du Pont received 47,620 shares of common stock and 95,239 LTIP units upon completion of our IPO, all of which immediately vested upon grant. Holders of LTIP units are entitled to receive distributions in the same amount and at the same time that we pay dividends to holders of our common stock.
(4)	Includes reimbursement of $30,000 in legal fees incurred in connection with our IPO and parking expenses.
(5)	Pursuant to the terms of Mr. Fateh’s employment agreement, Mr. Fateh received 47,620 shares of common stock and 95,239 LTIP units upon completion of our IPO, all of which immediately vested upon grant. Holders of LTIP units are entitled to receive distributions in the same amount and at the same time that we pay dividends to holders of our common stock.
(6)	Includes reimbursement of legal fees, family travel expenses and parking expenses.
(7)	Pursuant to the terms of Mr. Osgood’s employment agreement, Mr. Osgood received 71,429 shares of restricted stock, one half of which vested on January 2, 2008, and the remainder of which will vest on July 24, 2008. Holders of shares of restricted stock are entitled to receive distributions in the same amount and at the same time that we pay dividends to holders of our common stock and have voting rights with respect to the shares of restricted stock.
(8)	Includes reimbursement of commuting and parking expenses incurred by Mr. Osgood in 2007.
(9)	Mr. Monroe received 47,619 LTIP units upon completion of our IPO and 38,265 LTIP units in connection with his being named an executive officer of our company on December 14, 2007, all of which immediately vested upon grant. Holders of LTIP units are entitled to receive distributions in the same amount and at the same time that we pay dividends to holders of our common stock.
(10)	Mr. Foster received 26,191 shares of common stock upon completion of our IPO, all of which immediately vested upon grant.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to the named executive officers during the fiscal year ended December 31, 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lammot J. du Pont	10/18/2007	—	—	—	—	—	—	142,859	—	—	$2,800,371

Hossein Fateh	10/18/2007	—	—	—	—	—	—	142,859	—	—	$2,800,371

Steven G. Osgood	10/18/2007	—	—	—	—	—	—	71,429	—	—	$1,500,009

Jeff L. Monroe	10/18/2007	—	—	—	—	—	—	47,620	—	—	$900,018

	12/14/2007	—	—	—	—	—	—	38,266	—	—	$676,734

Jeffrey H. Foster	10/18/2007	—	—	—	—	—	—	26,191	—	—	$550,011

(1)	Represents the estimated grant date fair value of the shares of common stock and LTIP units.

Outstanding Equity Awards at Fiscal Year End

The following table lists the restricted shares of common stock awarded to our named executive officers that are unvested and outstanding as of December 31, 2007. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lammot J. du Pont	—	—	—	—	—	—	—	—	—

Hossein Fateh	—	—	—	—	—	—	—	—	—

Steven G. Osgood	—	—	—	—	—	71,429	$1,400,008	—	—

Jeff L. Monroe	—	—	—	—	—	—	—	—	—

Jeffrey H. Foster	—	—	—	—	—	—	—	—	—

Employment Arrangements with our Executive Officers

Upon completion of our IPO, each of Messrs. du Pont and Fateh entered into an employment agreement with us. The employment agreements with Messrs. du Pont and Fateh are for a three-year term with automatic one-year renewals. We entered into an employment agreement with Mr. Osgood effective July 26, 2007, that has a one-year term.

Our employment agreements with Messrs. du Pont and Fateh each provide for a base salary of $250,000, a one-time grant of $1.0 million of shares of our common stock and a one-time grant of $2.0 million of LTIP units. The shares and LTIP units granted to Messrs. du Pont and Fateh were fully vested upon grant. Messrs. du Pont and Fateh will each also be eligible to receive an annual cash bonus, subject to determination by our compensation committee. However, Messrs. du Pont and Fateh recommended to the compensation committee that no cash or equity bonuses be awarded to them in respect of their performance for 2007 or 2008. Messrs. du Pont and Fateh will be eligible to participate in any and all pension, profit-sharing, insurance and benefit plans provided by us to other senior executives in effect from time to time during the term of employment.

Our employment agreements with each of Messrs. du Pont and Fateh will provide that, during the term of the agreement and, following any termination or expiration of the employment agreement, for so long as either of Messrs. du Pont or Fateh beneficially owns at least 9.8% of our outstanding common stock, calculated on a diluted basis assuming conversion of all outstanding OP units into shares of our common stock, Messrs. du Pont and/or Mr. Fateh, as applicable, will each be entitled to be nominated for election to our board of directors at each meeting of our stockholders at which directors are elected.

Our employment agreement with Mr. Osgood provides for a base salary of $250,000 and a one-time grant of $1.5 million of restricted shares of our common stock. These restricted shares of common stock are subject to forfeiture restrictions that lapse with respect to one-half of the shares in January 2008 and will lapse, subject to continued employment, with respect to the second half of the shares in July 2008.

Mr. Osgood is not eligible to receive an annual cash bonus under his employment agreement. He will be eligible to participate in any and all pension, profit-sharing, insurance and benefit plans provided by us to similarly situated employees in effect from time to time during the term of employment.

Upon termination of the employment of any of Messrs. du Pont, Fateh or Osgood, other than as a result of a termination for cause, or a resignation without good reason, death or disability, as those terms are defined in their employment agreements, each executive will, upon execution of a release acceptable to us, be eligible to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•

a lump sum cash payment equal to in the case of (i) Mr. Osgood, two times (or, if the termination occurs in anticipation of a change of control of our company or within two years following a change of control, three times), and (ii) Messrs. du Pont and Fateh, two times or, if the termination occurs after the second anniversary of this offering, one times, the sum of (A) the executive’s then current base salary and (B) the average of the two highest annual cash bonuses, if any, paid or approved for payment to the executive during the preceding three completed performance years, or, in the case of Messrs. du Pont and Fateh, if the executive has not been employed for at least three completed performance years, the highest annual cash bonus, if any, paid or approved for payment to the executive during the term of his employment;

•	full vesting of any unvested equity incentive awards or termination of any forfeiture restrictions applicable to any restricted stock awards, as applicable;

•

full vesting of any performance-based equity awards, as if the performance objectives on which such awards are conditioned had been met at the greater of the target level at the date of termination and actual performance at the date of termination; and

•

at our expense, the right to continued participation by the executive and his spouse and dependent children in our group health plans for up to 18 months, or in Mr. Osgood’s case, one year, following the termination.

Each of Messrs. du Pont, Fateh and Osgood will be entitled to a gross-up of his severance payments received in connection with a termination of employment following a change of control to the extent any portion of his severance is deemed to be a parachute payment subject to parachute payment excise taxes under

Section 280G of the Code, provided, however, that if the parachute payment does not exceed a threshold, the parachute payment will be reduced to avoid such parachute payment exercise taxes.

In September 2007, we provided an offer letter to Mr. Foster setting forth the terms of his employment with us. Pursuant to the offer letter, Mr. Foster is entitled to receive a performance bonus, payable in cash, following the first anniversary of his employment with the Company in July 2008. Mr. Foster’s bonus will fall in a range between 30% and 120% of his base salary, with a target bonus equal to 60% of his base salary. The Compensation Committee will have broad discretion to determine his actual bonus amount within the foregoing range. Management expects that the Compensation Committee will consider a variety of factors in making this bonus determination, including but not limited to Mr. Foster’s contributions to the successful and timely completion of the Company’s IPO, the timely completion and filing of the Company’s annual report on Form 10-K for the year ended December 31, 2007, the timely completion and filing of the Company’s quarterly reports on Form 10-Q for the third quarter of 2007 and the first quarter of 2008, the selection of a suitable vendor and the successful and timely implementation of a suitable accounting software package and the implementation of the appropriate internal accounting controls and procedures at the Company in connection with its compliance with Section 404 of the Sarbanes-Oxley Act, all in a cost-effective manner.

We have also entered into a non-competition, confidentiality and non-solicitation agreement with each of Messrs. du Pont, Fateh and Osgood. This agreement provides that during the term of employment and for the two year, or in the case of Mr. Osgood, one year, period after termination of the executive’s employment, the executive will not compete with us in the United States by working for or with any business or enterprise that is engaged in the business of owning, acquiring, operating or developing data center buildings and leasing raised-floor computer space to tenants. The agreements also provide that for the two year period (or one-year period in the case of Mr. Osgood) after termination of the executive’s employment, the executive will not solicit any of our tenants for data center space within the United States, encourage any of our tenants to reduce its patronage of us, or solicit or hire any of our employees. For any termination occurring after the second anniversary of completion of this offering, the foregoing restrictions will apply for only one year following such termination.

Potential Payments Upon Termination or Change in Control

The following tables represent the payments due to the named executive officers in the event termination or change in control payments would have been triggered under their employment agreements as of December 31, 2007. For further information on the terms of the employment agreements for the named executive officers, see “Executive Compensation—Employment Agreements” above and also the actual employment agreements, which are filed as exhibits to our Annual Report on Form 10-K.

Payments Due Upon Termination Without Cause or Resignation for Good Reason

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)
Lammot J. du Pont	$500,000	—	—	—	—	—	$18,000	$518,000
Hossein Fateh	$500,000	—	—	—	—	—	$18,000	$518,000
Steven G. Osgood	$500,000	—	$1,400,008	—	—	—	$12,000	$1,912,008
Jeff L. Monroe	—	—	—	—	—	—	—	—
Jeffrey H. Foster(1)	$112,500	—	—	—	—	—	—	$112,500

(1)	Mr. Foster is only entitled to severance compensation in the event his employment with us is terminated without cause.

Payments Due Upon Change In Control

Name	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
	($)	($)	($)	($)	($)	($)	($)	($)
Lammot J. du Pont	$500,000	—	—	—	—	—	$18,000	$518,000
Hossein Fateh	$500,000	—	—	—	—	—	$18,000	$518,000
Steven G. Osgood	$750,000	—	$1,400,008	—	—	—	$12,000	$2,162,008
Jeff L. Monroe	—	—	—	—	—	—	—	—
Jeffrey H. Foster	$450,000	—	—	—	—	—	—	$450,000

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2007 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders			4,178,524
Equity compensation plans not approved by security holders

Total			4,178,524

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Michael A. Coke (Chairman and Audit Committee Financial Expert), Thomas D. Eckert and Frederic V. Malek and operates under a written charter adopted by our Board of Directors.

The Audit Committee oversees DuPont Fabros Technology, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to stockholders.

The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards 61, as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent auditors their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also appointed Ernst & Young LLP as the Company’s auditors for the 2008 fiscal year.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE

Michael A. Coke, Chairman

Thomas D. Eckert, and

Frederic V. Malek

March 17, 2008

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company and our accounting predecessor by Ernst & Young LLP as of and for the year ended December 31, 2007, were:

Fee Type	2007
Audit Fees(1)	$2,322,205
Audit-Related Fees	—
Tax Fees(2)	152,035
All Other Fees	—

Total Fees	$2,474,240

(1)	Audit fees for 2007 include fees for the audits of accounting predecessor and the Acquired Properties for 2004, 2005, and 2006 and services associated with our IPO including review of registration statements and related issuances of comfort letters and consents and other services related to SEC matters.
(2)	Tax fees earned are for tax planning.

Ernst & Young LLP did not provide audit, audit related, tax or other services to the Company or its accounting predecessor during 2006.

Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm.

The Audit Committee has appointed Ernst & Young LLP, certified public accountants, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

ANNUAL REPORT

The Company’s 2007 Annual Report to Stockholders is being mailed to shareholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

By order of the Board of Directors,

Lammot J. du Pont Executive Chairman of the Board and Secretary

April 8, 2008

Washington, D.C.

0                        ¢

DUPONT FABROS TECHNOLOGY, INC.

Annual Meeting Of Stockholders To Be Held On May 20, 2008

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Lammot J. du Pont and Hossein Fateh as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of DuPont Fabros Technology, Inc. held of record by the undersigned on March 20, 2008, at the Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 815 14th Street, N.W., Washington, D.C. 20005, on May 20, 2008, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

DUPONT FABROS TECHNOLOGY, INC.

May 20, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢    20730000000000000000     5                                                                      052008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Lammot J. du Pont

In his discretion, each proxy is authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposal 2.

O Hossein Fateh
☐	WITHHOLD AUTHORITY	O Mark Amin
	FOR ALL NOMINEES	O Michael A. Coke
O Thomas D. Eckert
☐	FOR ALL EXCEPT	O Frederic V. Malek
	(See instructions below)	O John H. Toole

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢	¢